                                                                  Exhibit 10 (b)


                                                               February 10, 2005


PERSONAL AND CONFIDENTIAL

Mr. Robert W. Anestis
c/o Florida East Coast Industries, Inc.
One Malaga Street
St. Augustine, FL 32084

Dear Bob:

         The purpose of this letter agreement (the "Agreement") is to acknowledge, and set forth the terms of, our agreement with regard to your termination of employment with Florida East Coast Industries, Inc. ("FECI") and its subsidiaries, affiliates successors and assigns (the "Company").

         1. Resignation. (a) You hereby confirm your resignation as Chairman of the Board of Directors of FECI (the "Board") and as a director and an officer of the Company and your resignation from employment with the Company (each of the above being a "Termination" for purposes of this Agreement), each effective as of the date of the 2005 annual meeting of shareholders of FECI or, if earlier, the earlier of (x) such date as a new Chief Executive Officer of FECI or Chairman of the Board of FECI is elected and commences employment with the Company or (y) termination of your employment under the employment agreement between you and FECI dated as of October 30, 1998, as amended as of March 6, 2003 and as further amended as of February 26, 2004 (the "Employment Agreement") for any other reason pursuant to its terms (other than voluntary resignation without "good reason" or termination for cause) (the "Termination Date"). The Termination will be classified as a termination for good reason for purposes of the Employment Agreement. In addition, effective as of the Termination Date, you hereby confirm your resignation from all offices, directorship, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company. On and after the Termination Date, you will not be eligible for any benefits or compensation, other than as specifically provided herein.

         (b) During the period between the date hereof and the Termination Date, you will continue in all of your current capacities with the Company, including as Chairman of the Board of FECI and Chief Executive Officer of FECI with your current duties, responsibilities and authority.

         2. Severance Payments and Benefits. Subject to Sections 3, 4 and 5, you will be entitled to receive the following payments and benefits as promptly as practicable after the Termination Date, other than those expressly payable on a deferred or other basis:

Mr. Robert W. Anestis
February 10, 2005
Page 2


         (a) Cash Severance Payments.

                  (i) A lump sum cash payment equal to the sum of (A) your base salary through the later of the Termination Date and the scheduled date of the 2005 annual meeting of shareholders of FECI to the extent not theretofore paid; (B) to the extent not theretofore paid, any annual bonus payable to you for any fiscal year completed prior to the Termination Date; (C) the product of (x) the greater of any annual bonus paid or payable, including by reason of any deferral, to you for the most recently completed fiscal year, if any, and the average annualized bonus paid or payable, including by reason of any deferral, to you by the Company in respect of the three fiscal years immediately preceding the fiscal year in which the Termination Date occurs (such greater amount will be hereinafter referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the later of the Termination Date or the scheduled date of the 2005 annual meeting of shareholders of FECI, and the denominator of which is 365; (D) any compensation previously deferred by you (together with any accrued interest or earnings thereon) to the extent not theretofore paid; and (E) accrued vacation pay of $119,000, expense reimbursement and any other entitlements accrued by you under Section 2(b) of the Employment Agreement, to the extent not theretofore paid;

                  (ii) A lump sum in cash equal to two times the sum of your base salary plus Highest Annual Bonus; provided, however, that the foregoing will be subject to automatic adjustment to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), provided that the Company will be deemed to have amended the Employment Agreement with regard to the severance payments in this Section 2(a)(ii) to permit you to elect the aforesaid lump sum payment under Q&A 20 of Internal Revenue Service Notice 2005-1.

         (b) Continued Benefits. (i) Until December 31, 2005 or such longer period as any plan, program, practice or policy may provide, continued benefits for you and your spouse at least equal to those which would have been provided in accordance with the plans, programs, practices and policies described in
Section 2(b)(viii) of the Employment Agreement if your employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company as in effect generally at any time thereafter with respect to other peer executives of the Company and their families. If allowed under the applicable plan, for purposes of determining eligibility (but not the time of commencement of benefits), you will be considered to have remained employed until December 31, 2005 and to have retired on the last day of such period. In addition, you and your spouse will continue to be covered by the Company's health benefit plan (including, without limitation, medical, dental, vision and prescription drug

Mr. Robert W. Anestis
February 10, 2005
Page 3


benefits) on an insured basis within the meaning of Section 105(h) of the Code until each of you attain age sixty-five, subject to your continued copayment of premiums which will not exceed the level of copayment made by the active employees of the Company.

                  (ii) Notwithstanding the foregoing, if, in the good faith judgment of the Company, coverage under subparagraph (i) cannot be provided under the Company's benefit plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on you, the Company will pay you an amount equal to the cost to the Company for a similarly situated active employee fully grossed-up to cover taxes on such amount and the gross-up payment, except that in no case can the Company substitute a cash payment for health benefits.

                  (iii) If you become reemployed with another employer and are eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein will be secondary (to the extent permitted under the applicable medical plans) to those provided under such other plan during such applicable period of eligibility.

         (c) 2004 Performance Share Grant. Except as provided in the last sentence of Section 2(d), below, the Company will grant you a 2004 performance share award at the time such awards are normally made in February, 2005, but in no event later than the Termination Date, consistent with past practices as to form (including the right to reduction of shares for withholding purposes) and methodology of determining the amount, except that such grant will be fully vested at the time of grant. The parties agree that the number of shares of FECI common stock to be granted pursuant to this Section 2(c) will be determined based on the formula and performance targets previously approved by the Compensation Committee with regard to the annual cash incentive and long term incentive plans (subject to adjustment to reflect changes in the capital structure or other corporate events affecting FECI common stock).

         (d) 2005 Equity Grant. Prior to the Termination Date, the Company will grant you a pro-rata portion of the stock options or other equity awards that you would have received in 2005 (including any portion which would otherwise be awarded in February, 2006) had your employment not been terminated consistent with past practices as to form (including the right to reduction of shares for withholding purposes) and methodology of determining the amount (which will be based on the same level of corporate performance that the award in February, 2005 will be awarded), based on a fraction, the numerator of which is the number of days in the 2005 fiscal year through the scheduled date of the 2005 annual meeting of shareholders of FECI, and the denominator of which is 365, except that such grant will be fully vested at the time of grant and if, in the form of options, will remain exercisable for a period of five years following the Termination Date. Notwithstanding the foregoing, the Company may pay you a lump sum cash payment, within 30 days after the Termination Date, representing the value of the

Mr. Robert W. Anestis
February 10, 2005
Page 4


performance share award that would otherwise be granted pursuant to Section 2(c), above, and the pro-rata portion of the stock options or other equity awards that would otherwise be granted pursuant to this Section 2(d), provided that the Company notifies you in writing, at the time the grants would otherwise have been made, of its election to make such lump sum cash payment.

         (e) Treatment of Outstanding Equity. Upon the Termination Date, (i) each stock option outstanding (including any stock option granted pursuant to Section 2(d) hereof) will become fully vested and will remain exercisable for a period of five years following the Termination Date, but in no event beyond the stated term of such stock option, and (ii) the restricted period on each share of restricted stock outstanding will lapse. In addition, effective immediately each outstanding stock option will be fully transferable by you; provided, however, that (x) any stock option that is transferred may not be subsequently transferred, except by will or by the laws of descent and distribution, (y) no such transfer may be made unless such transfer is approved by the General Counsel, which approval will not be unreasonably withheld and (z) no such transfer will be permitted unless the General Counsel of the Company has concluded that, without further action by the Company, such transfer and the subsequent exercise of the stock option by the transferee will not involve any violation of applicable Federal or state law, including securities laws.

         (f) Outplacement Services. The Company will provide you with outplacement services at a level commensurate with your position for a period of not less than one year following the Termination Date, but in no event extending beyond the date on which you commence other full time employment.

         (g) Tax and Financial Planning Assistance. The Company will reimburse you for the expenses incurred in connection with obtaining professional tax and financial planning advice for a period of two years following the Termination Date, which aggregate amount will not exceed $26,000.

         (h) Relocation. Within 30 days after the Termination Date, you will receive a housing relocation benefit payment in the amount of $175,000.

         (i) Golden Parachute Payments. In the event any portion of your payments or benefits hereunder constitutes a "parachute payment" within the meaning of Section 280G of the Code, the provision of Exhibit A to the Change in Control Agreement between you and FECI dated as of August 1, 2001 (the "Change in Control Agreement") will apply hereto as if set forth in full herein.

         (j) Other Payments, Benefits, etc. Notwithstanding anything herein to the contrary, you will be entitled to receive all other payments, benefits or fringe benefits to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant.

Mr. Robert W. Anestis
February 10, 2005
Page 5


         3. Full Discharge. You agree and acknowledge that the payments and benefits provided in Section 2 above and the other entitlements hereunder (a) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including, without limitation, any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company or any of its officers or directors; and (b) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled but for this Agreement under any policy, plan or procedure of the Company or any prior agreement between you and the Company.

         4. General Release. Promptly after the Termination Date, the parties will execute and exchange the mutual release in the form attached as Exhibit A hereto. Company choice of either mutual releases or no releases.

         5. Confidential Information; Non-Compete; Non-Solicitation; Non-Disparagement. (a) You hereby acknowledge the existence and applicability of the restrictions set forth in Sections 7 and 9 of the Employment Agreement.

         (b) (i) Except as is set forth below, for a period commencing on the Termination Date and ending on the first anniversary thereof (the "Post-Employment Period"), you will not, directly or indirectly, either for yourself or any other person, own, manage, control, materially participate in, invest in, permit your name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of a substantial portion of the Company's business at the Termination Date including but not limited to the acquisition of railroad properties or rights to operate railroad properties in Florida or Georgia (collectively, a "Competitor"). In addition, you will not, directly or indirectly, either for yourself or any other person, own, manage, control, materially participate in, invest in, permit your name to be used by, act as consultant or advisor to, render material service for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any initiative, project or matter related to the use by others for transportation or other purposes of the Company's railroad properties. In the event of a violation of this Section 5(b)(i), in addition to any other remedies available to the Company as provided in Section 5(d), you will be obligated to repay to the Company an amount that would be allocated to the period commencing on the date you commence such activity in violation of this Section 5(b)(i) and ending on the date you cease such activity (but in no event more than the amount of base salary and pro-rata target bonus or other compensation payable to you for such period by the Competitor) if the amount paid under Section 2(a)(ii) hereof were paid equally over the entire Post-Employment Period; provided, however, that the repayment obligation will terminate and be of no further

Mr. Robert W. Anestis
February 10, 2005
Page 6


force or effect in the event of a default by the Company of the performance of any of the obligations hereunder, which default is not cured within 10 days after notice thereof.

                  The foregoing provisions of this subparagraph will not be affected by your (v) continuing as a director of Genesee & Wyoming Inc., provided that you recuse yourself from any discussions regarding material matters that are competitive with the Company, (w) owning not more than 5% of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business or rendering services to charitable organizations, as such term is defined in Section 501(c) of the Code, (x) engaging in any activity with, a non-competitive division, subsidiary or affiliate of an entity that is a Competitor (and holding a compensatory equity interest in the parent entity),
(y) being involved with any entity national or regional in scope so long as less than 10% of your responsibilities are competitive with the Company in the State of Florida and (z) engaging in any activity with the prior written consent of the Chief Executive Officer of FECI or Chairman of the Board of FECI, which consent will not be unreasonably withheld or delayed.

                  (ii) During the Post-Employment Period, you will not, directly or indirectly, (x) induce or attempt to induce or aid others in inducing an employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and an employee of the Company; provided, however, Section 5(b)(x) will not prohibit you from serving as a reference on behalf of any employee of the Company, or (y) in any way interfere with the relationship between the Company and any customer, supplier, licensee or other business relation of the Company; provided, however, Section 5(b)(y) will not be violated unless such action occurs as a result of an effort specifically targeted at customers, clients, suppliers, licensees or other business relations of the Company as opposed to general marketing, advertising or soliciting in which such customers, clients, licensees or other business relations are included;

                  (iii) If a court holds that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances will be substituted for the stated duration, scope, area or other restrictions.

                  (iv) The existence of any claim or cause of action of you against the Company, whether or not predicated upon the terms of this Agreement, will not constitute a defense to the enforcement of the provisions of this Section 5(b).

                  (v) The provisions of this Section 5(b) represent the complete understanding between you and the Company regarding your business activities

Mr. Robert W. Anestis
February 10, 2005
Page 7


         after the Termination Date and supersede Section 8 of the Employment Agreement.

         (c) You and the Company (for purposes hereof, the Company's obligation will include being responsible for the actions of the executive officers and directors thereof) agree not to make or induce other persons to make, with the intent to damage the other party to this Agreement, any public statement that disparages the other party. Notwithstanding the foregoing, (i) truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (ii) statements deemed necessary to rebut any untrue or misleading public statements made about a party by the other or (iii) normal competitive-type statements, will not be subject to this Section 5(c).

         (d) The parties acknowledge that any violation of this Section 5 can cause substantial and irreparable harm to the Company. Therefore, the Company will be entitled to pursue any and all legal and equitable remedies, including but not limited to any injunctions.

         6. Indemnification. The Company hereby agrees to continue to indemnify you and hold you harmless to the fullest extent permitted by law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from your performance of your duties and obligations with the Company.

         7. Liability Insurance The Company will continue to cover you under directors and officers liability insurance for so long as potential liability exists after the Termination Date in the same amount and to the same extent as the Company covers its other officers and directors.

         8. Miscellaneous. (a) Entire Agreement. This Agreement represents the complete understanding between you and the Company and supersedes any and all other agreements between the parties, including without limitation, the Employment Agreement and the Change in Control Agreement (except as otherwise provided in this Agreement) but not any stock option or other equity agreement nor any plan or programs nor any rights of indemnification or coverage under directors' and officers' liability insurance. No other promises or agreements will be binding unless in writing and signed by you and the Company.

         (b) Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Mr. Robert W. Anestis
February 10, 2005
Page 8


         (c) No Duty to Mitigate/Set-off. You will not be required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement will not be reduced by any compensation earned by you or benefit provided to you as the result of employment by another employer or otherwise, except as provided in Section 2(b)(iii). The amounts payable hereunder will not be subject to set-off, counterclaim, recoupment, defense or other right which the Company may have against you.

         (d) Arbitration. Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration conducted in Jacksonville, Florida under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission will request the American Arbitration Association to: (a) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (b) require the testimony to be transcribed; (c) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (d) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which will be based upon a de novo interpretation of this Agreement, will be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction.

         (e) Governing Law. Except as it may be preempted by ERISA, this Agreement will be governed and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.

         (f) Severability. If any provisions of this Agreement will be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the remaining provisions hereof which will remain in full force and effect.

         (g) Successors. This Agreement is binding upon, and will inure to the benefit of, you and the Company and your and its respective heirs, executors, administrators, successors and assigns.

         (h) Death or Disability. Notwithstanding anything herein to the contrary or in any other agreement, in the event of your death or disability prior to the Termination Date, the provisions hereof will apply and the amounts and benefits provided in Section 2 will be paid to your estate, in the event of your death, or to you.

         (i) Legal Fees. (i) The Company will promptly pay your reasonable legal and other professional fees and costs incurred in connection with the termination of your employment and your entering into this Agreement.

Mr. Robert W. Anestis
February 10, 2005
Page 9


               (ii) In the event that a claim for payment or benefits under this Agreement is disputed or you are otherwise enforcing rights under this Agreement, the Company will promptly pay upon submission of statements, all legal and other professional fees, costs of arbitration and other expenses incurred by you in connection with any dispute concerning payments, benefits and other entitlements under this Agreement; provided, however, you will reimburse the Company for (i) the fees and expenses advanced in the event that your claim is, in a material manner, in bad faith or frivolous and the arbitrator determines that the reimbursement of such fees and expenses is appropriate, or (ii) to the extent that the arbitrator determines that such legal and other professional fees are clearly and demonstrably unreasonable.

         (j) Withholding Taxes. The Company may withhold from all payments due hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         (k) Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

         (l) 409A. The intent of the parties is that this arrangement will be in full compliance of Section 409A of the Internal Revenue Code ("409A") and the parties agree that to the extent any provision would be in violation thereof it will be adjusted in such manner as the parties will mutually agree to be in compliance with 409A and maintain the intent hereof to the maximum extent possible.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Mr. Robert W. Anestis
February 10, 2005
Page 10


         If this Agreement is acceptable to you, please sign the enclosed duplicate original and return the signed Agreement to me. We thank you for all of your contributions to the Company and wish you the best of luck in all of your future endeavors.

                                         FLORIDA EAST COAST INDUSTRIES, INC.



                                         By: /s/ Allen C. Harper
                                             -----------------------------------
                                         Name: Allen C. Harper
                                         Title: Chairman, Compensation Committee


Accepted and Agreed to:


By: /s/ Robert W. Anestis
    --------------------------------
        Robert W. Anestis

Dated: February 10, 2005

EXHIBIT A

GENERAL RELEASE


To:      Florida East Coast Industries, Inc.
         One Malaga Street
         St. Augustine, FL 32084
         Attention: General Counsel

         1. I hereby acknowledge receipt of the letter agreement, dated March 28, 2005 between Florida East Coast Industries, Inc. and its subsidiaries, affiliates successors and assigns (the "Company") and me (the "Letter Agreement"); and I further acknowledge that the payments and benefits provided in Section 2 of the Letter Agreement and the other entitlements thereunder exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company or any prior agreement between me and the Company.

         2. I further acknowledge that my employment with the Company terminated on March 28, 2005 (the "Termination Date"), that the Company will not have an obligation to rehire me or to consider me for reemployment after the Termination Date and that my employment with the Company is permanently and irrevocably severed.

         3. General Release. (a) For and in consideration of the payments to be made and the promises set forth in the Letter Agreement, I, for myself and for my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as "Releasors"), hereby forever release, waive and discharge the Company, employee benefit and/or pension plans or funds, insurers, successors and assigns, and all of its or their past, present and/or future officers, trustees, agents, attorneys, employees, fiduciaries, trustees, administrators and assigns, whether acting as agents for the Company or in their individual capacities (collectively referred to as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or hereafter may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of my execution of this General Release, including without limitation, those in connection with, or in any way related to or arising out of, my employment, service as a director, service as a trustee, service as a fiduciary or termination of any of the foregoing with the Company or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Company or other claims.

         (b) Without limiting the generality of the foregoing, this General Release is intended and will release the Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Releasees including, but not limited to, (i) any claim of discrimination or retaliation under the Age Discrimination in Employment Act ("ADEA") 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Family and Medical Leave Act; (ii) any claim under the Florida Civil Rights Act of 1992 (formerly known as the Human Rights Act of 1977), the Florida Equal Pay Law, the Florida Aids Act, the Florida Whistle Blower Law and waivable rights under the Florida Constitution; (iii) any other claim (whether based on federal, state or local law or ordinance statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorney's fees, costs, disbursements and the like.

         (c) I agree that I will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by
Section 3(a) or (b) above, including, without limitation, any source or proceeding involving any person or entity, the United States Equal Employment Opportunity Commission or other similar federal or state agency. Except as otherwise required by law, I further agree that I will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on my behalf (to the extent it is within my control or permitted by law), or assist in the commencement or prosecution of as an advisor, witness (unless compelled by legal process or court order) or otherwise, any action or proceeding of any kind, judicial or administrative (on my own behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of my execution of this General Release which I released pursuant to Section 3(a) or (b) above. I further represent that, as of the date I sign this General Release, I have not taken any action encompassed by this Section 3(c). If, notwithstanding the foregoing promises, I violate this
Section 3(c), I will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and attorneys' fees and other expenses which result from, or are incidents to, such violation. Notwithstanding anything herein to the contrary, this Section 3(c) will not apply to any claims that I may have under the ADEA and will not apply to the portion of the release provided for in Section 3(a) or (b) relating to the ADEA.

         (d) The sole matters to which the release and covenants in this Section 3 do not apply are: (i) my rights of indemnification and coverage under directors' and officers' liability insurance to which I was entitled immediately prior to the Termination Date under the Company's By-laws, the Company's Certificate of Incorporation, Section 13 of my Employment Agreement, Sections 6 and 7 of the Letter Agreement or otherwise with regard to my service as an officer and director of the Company; (ii) my rights to any vested accrued benefits under the Company's employee benefit plans, under COBRA or under ERISA; (iii) my rights under the Letter Agreement; (iv) my rights under any outstanding stock options or other equity-based award; or (v) my rights as a common stockholder of FECI.

         4. Company Release. The Company on its own behalf and on behalf of the other Releasees (which authority to do the Company represents it has) releases, waives, discharges and gives up any and all rights which it may have against me, my heirs, executors, administrators and assigns (i) arising out of my employment with the Company or resignation therefrom or during my tenure, including, without limitation, in my roles as the Chairman of the Board of Directors and President and Chief Executive Officer of the Company, or the circumstances related thereto or (ii) by reason of any other matter, cause or thing in connection with, or in any way related to or arising out of, my employment, service as a director, service as a trustee, service as a fiduciary or as a stockholder of the Company or any other agreement, understanding, relationship or arrangement with the Company from the first date of my employment or holding of such offices to the Termination Date, provided however, notwithstanding the generality of the foregoing, nothing herein will be deemed to release me from any of my acts or omissions involving or arising from criminal activity.

         5. Governing Law; Enforceability. The interpretation of this General Release will be governed and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. If any provisions of this General Release will be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the remaining provisions hereof which will remain in full force and effect.

         6. Acknowledgement. I acknowledge that I have been advised by the Company in writing to consult independent legal counsel of my choice before signing this General Release. I further acknowledge that I have had the opportunity to consult, and I have consulted with, independent legal counsel and to consider the terms of this General Release for a period of at least 21 days.

         7. Effective Date. I further acknowledge that this General Release will not become effective until the eighth day following my execution of this General Release (the "Effective Date"), and that I may at any time prior to the Effective Date revoke this General Release by delivering written notice of revocation to: the Company at One Malaga Street, St. Augustine, FL 32084, to the attention of the General Counsel. In the event that I revoke this General Release prior to the eighth day after its execution, this General Release and the promises contained in the Letter Agreement, will automatically be null and void.

         8. Entire Agreement. I understand that this General Release and the Letter Agreement constitute the complete understanding between the Company and me and that no other promises or agreements will be binding unless in writing and signed by me and the Company after the date hereof.

         9. Counterparts. This General Release may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.


By:  /s/ Robert W. Anestis              FLORIDA EAST COAST INDUSTRIES, INC.
     -------------------------
         Robert W. Anestis

Dated: March 28, 2005
                                        By: /s/ Allen C. Harper
                                            ------------------------------------
                                        Name: Allen C. Harper
                                        Title: Chairman, Compensation Committee



                                        Dated: March 28, 2005